Aflac Incorporated 1st Quarter 2007 Form 10-Q
EXHIBIT 10.2
THIRD AMENDMENT TO THE AFLAC INCORPORATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(as amended and restated effective January 1, 2001)
          This Amendment to the Aflac Incorporated Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2001, is adopted by Aflac Incorporated (the “Company”), effective as of January 1, 2007.
W I T N E S S E T H:
          WHEREAS, the Company maintains the Aflac Supplemental Executive Retirement Plan (the “Plan”) for the benefit of certain key management and highly compensated employees; and
          WHEREAS, pursuant to Section 7.1 of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has the right to amend the Plan at any time; and
          WHEREAS, the Committee desires to amend certain provisions of the Plan to provide reduced early retirement benefits to certain employees who cease to actively participate in the Plan because of a reduction or elimination of officer status;
          NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows, effective as of January 1, 2007:
          1.    Section 2.2 of the Plan is hereby amended by deleting said section in its entirety and by substituting in lieu thereof the following:
        2.2      Cessation of Participation.
        (a)      Cessation in General. Unless the Compensation Committee specifies otherwise or except as provided in subsections (b) and (c) hereof, a Participant’s active participation in the Plan shall cease at the time his employment with the Company and all Affiliates terminates for any reason (whether or not he enters into a Contiguous Consulting Agreement) or at the time he experiences a reduction or elimination of his officer status with the Company, such that he shall not accrue any additional benefit under the Plan. In addition, subject to Section 3.7(b), the Compensation Committee, in its sole discretion, may remove any Participant from participation in the Plan due to Cause or for any other reason and any such removal shall be effective as of the later of (i) the date that the Compensation Committee has taken such action, or (ii) the effective date that the Compensation Committee specifies for such action. A Participant who remains entitled to benefits under the Plan after he terminates employment with the Company and its Affiliates shall remain a retired Participant as long as he is entitled to any portion of his benefits as described in the Plan.

EXH 10.2-1

Aflac Incorporated 1st Quarter 2007 Form 10-Q
        (b)      Contiguous Consulting Agreement. Unless the Compensation Committee specifies otherwise, during the period a Participant, who has not yet reached his Early Retirement Date, who has completed at least 5 Years of Participation while an Eligible Employee, and whose active participation in the Plan otherwise would have ceased due to his employment termination (as provided in subsection (a) hereof), is subject to the terms of a Contiguous Consulting Agreement, he shall remain an active Participant potentially eligible for benefits pursuant to the terms of Section 3.5(a) or 3.5A (as applicable); provided, during such period, he shall not accrue any additional benefit under the Plan nor shall he earn any credits towards a Year of Participation.
        (c)      Reduced Officer Status. Unless the Compensation Committee specifies otherwise, during the period a Participant, who has not yet reached his Early Retirement Date, who has completed at least 5 Years of Participation while an Eligible Employee, and whose active participation in the Plan ceased due to his reduction or elimination of officer status (as provided in subsection (a) hereof), remains an employee of the Company or an Affiliate, he shall remain an active Participant potentially eligible for benefits pursuant to the terms of Section 3.5(b) or 3.5A (as applicable); provided, during such period, he shall not accrue any additional benefit under the Plan, have any of his compensation from that period taken into account for purposes of the Plan, or earn any credits towards a Year of Participation.
          2.   Section 3.5 of the Plan is hereby amended by deleting said section in its entirety and by substituting in lieu thereof the following:
        3.5      Reduced Early Retirement Benefit.
        (a)      Contiguous Consulting Agreement. Unless the Compensation Committee specifies otherwise at the time of his termination of employment, upon a Participant’s attainment of his Early Retirement Date after his termination of employment but while he is subject to the terms of a Contiguous Consulting Agreement, the Participant shall be entitled to an Annual Retirement Benefit that is the product of (i) the Annual Retirement Benefit to which the Participant would have been entitled had he remained actively employed by the Company or an Affiliate as a Participant until his Early Retirement Date (taking into account the terms of Section 2.2(b)), and (ii) a fraction, (A) the numerator of which is the number of complete and partial 12-month periods of employment with the Company and its Affiliates completed by the Participant as of the date of his termination of employment, and (B) the denominator of which is the number of complete and partial 12-month periods between the Participant’s first day of employment with the Company and its Affiliates and the Participant’s Early Retirement Date.

EXH 10.2-2

Aflac Incorporated 1st Quarter 2007 Form 10-Q
        (b)      Reduced Officer Status. Unless the Compensation Committee specifies otherwise at the time of his reduction or elimination of officer status, upon a Participant’s attainment of his Early Retirement Date after he has experienced such reduction or elimination of his officer status with the Company but while he remains employed by the Company or an Affiliate, the Participant shall be entitled to an Annual Retirement Benefit that is the product of (i) the Annual Retirement Benefit to which the Participant would have been entitled had he maintained his former officer status with the Company until his Early Retirement Date (taking into account the terms of Section 2.2(c)), and (ii) a fraction, (A) the numerator of which is the number of complete and partial 12-month periods of employment with the Company and its Affiliates completed by the Participant as of the date his officer status with the Company was reduced or eliminated, and (B) the denominator of which is the number of complete and partial 12-month periods between the Participant’s first day of employment with the Company and its Affiliates and the Participant’s Early Retirement Date.
          3.      Except as amended herein, the Plan shall continue in full force and effect.
          IN WITNESS WHEREOF, Aflac Incorporated has caused this Amendment to the Plan to be executed on the date shown below, but effective as of January 1, 2007.

AFLAC INCORPORATED
By:	/s/ Joey M. Loudermilk

Date:	04/24/2007

EXH 10.2-3